Exhibit 10.25.1
BUSINESS OBJECTS S.A.
2001 STOCK INCENTIVE PLAN
SUBSIDIARY STOCK INCENTIVE SUB-PLAN
Amended and Restated Effective as of June 5, 2007
     At the 2004 annual shareholders’ meeting, the shareholders of the Company approved the adoption of this Subsidiary Stock Incentive Sub-Plan as a sub-plan under the Company’s 2001 Stock Incentive Plan. The Subsidiary Stock Incentive Sub-Plan provides for the grant by the Trustee to Subsidiary Beneficiaries of Restricted Stock or Performance Shares (both as defined below) at the direction of the Subsidiary Administrator.
     The terms and conditions of the Subsidiary Stock Incentive Sub-Plan are set out below.
1. PURPOSES OF THE SUB-PLAN
     The purposes of this Sub-Plan are to enable the Subsidiaries to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Subsidiary Beneficiaries and to promote the success of the Company’s worldwide business.
2. DEFINITIONS
     Initially capitalized terms shall have the meanings set forth in Section 2 of the Parent Plan. In addition, the following definitions shall apply when used in this Sub-Plan:
     (a) “Award” means, individually or collectively, a grant under the Sub-Plan of Restricted Stock, or Performance Shares.
     (b) “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Sub-Plan. The Award Agreement is subject to the terms and conditions of the Sub-Plan and the Parent Plan.
     (c) “Awarded Stock” means the shares subject to an Award.
     (d) “Parent Plan” means the 2001 Stock Incentive Plan, as amended from time to time.
     (e) “Performance Share” means a performance share Award granted to a Subsidiary Beneficiary pursuant to Section 8.
     (f) “Restricted Stock” means awards granted pursuant to Section 7 of the Sub-Plan.
     (g) “Shareholders’ Authorization” means the authorizations of the shareholders of the Company relating to (i) the adoption of this Sub-Plan and/or (ii) the approval of the amendments to this Sub-Plan and/or (iii) the delegations of power granted to the Board to issue new Shares, with subscription reserved for the Trust.

     (h) “Sub-Plan” means this Subsidiary Stock Incentive Sub-Plan authorized under the Parent Plan.
     (i) “Sub-Plan Trust” or “Trust” means the Business Objects Employee Benefit Sub-Plan Trust from which Awards may be issued to Subsidiary Beneficiaries pursuant to this Sub-Plan and created under the trust agreement attached hereto as Exhibit A;
     (j) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code. A Subsidiary shall not include a company incorporated under the laws of France.
     (k) “Subsidiary Administrator” means the Board of Directors of each Subsidiary which shall administer this Sub-Plan with respect to Subsidiary Beneficiaries of that Subsidiary, or a designated committee which shall administer this Sub-Plan with respect to Subsidiary Beneficiaries of all Subsidiaries, in accordance with Section 4 of this Sub-Plan.
     (l) “Subsidiary Beneficiary” means any person employed by a Subsidiary. Neither service as a Subsidiary Director nor payment of a director’s fee by the Subsidiary shall be sufficient to constitute “employment” by the Subsidiary.
     (m) “Subsidiary Board” means the board of directors of a Subsidiary.
     (n) “Subsidiary Director” means a member of the board of directors of a Subsidiary.
     (o) “Trustee” means the trustee of the Sub-Plan Trust.
3. SHARES SUBJECT TO THE SUB-PLAN
3.1. New Shares.
Pursuant to the following Shareholders’ Authorizations, the Board is authorized to issue new Shares on one or more occasions to be subscribed by the Sub-Plan Trust for the purpose of granting Awards under the Sub-Plan within the following limits:
- Pursuant to the Shareholders’ Authorization of June 7, 2006, the maximum number of new Shares authorized to be issued to the Sub-Plan Trust is 3,000,000 Shares, having a nominal value of €0.10 each, per calendar year, provided however that the total number of Shares issued and/or allocated under the nineteenth and the twentieth resolutions of Company’s shareholders meeting held on June 7, 2006 shall not exceed 2,500,000 Shares, and provided further that the total number of shares issued during each calendar year under the sixteenth, the seventeenth, the eighteenth, the nineteenth and the twentieth resolutions of the Company’s shareholders meeting held on June 7, 2006 shall not exceed, for each concerned calendar year, 3% of the Company’s share capital as of December 31 of the previous calendar year. This Shareholders’ Authorization of June 7, 2006 will expire on December 7, 2007.
- Pursuant to the Shareholders’ Authorization of June 5, 2007, the maximum number of new Shares authorized to be issued to the Sub-Plan Trust is 1,000,000 Shares, having a nominal value of €0.10 each. This Shareholders’ Authorization of June 5, 2007 will expire on December 5, 2008.

3.2 Existing Shares. Pursuant to the shareholders’ authorizations approving the share repurchase program of the Company and authorizing the Board to allocate repurchased Shares to the Sub-Plan Trust for the purpose of granting Awards under the Sub-Plan, within the terms, conditions and limits of the share repurchase program and applicable laws, the Board may allocate repurchased existing Shares to be acquired by the Trust instead of the issuance and subscription of new Shares mentioned in section 3.1.
3.3 Forfeited or repurchased Award. If an Award is forfeited to or repurchased by the Trust, the forfeited or repurchased shares which were subject thereto shall either (i) become available for future grant or sale under the Sub-Plan to Subsidiary Beneficiaries of the same Subsidiary (unless the Sub-Plan has terminated), or (ii) at the direction of the Subsidiary Administrator, sold on a stock exchange with the proceeds paid to the Subsidiary.
3.4 Conversion into ADS. Shares shall be converted into Company ADSs after they have been subscribed by and issued to the Trust. Awards issued under the Sub-Plan shall cover such Company ADSs (and may be referred to as “shares” herein).
4. ADMINISTRATION OF THE SUB-PLAN
4.1 Procedure. The Sub-Plan shall be administered by the Trustee. With respect to such administration, the Trustee shall follow the directions of the Subsidiary Administrator.
4.2 Powers of the Subsidiary Administrator. Subject to the provisions of the Sub-Plan, U.S. Applicable Laws and other applicable laws, the Subsidiary Administrator shall have the authority, in their discretion, to instruct and direct the Trustee with respect to the following actions:
–	to select the Subsidiary Beneficiaries to whom Awards may be granted hereunder;

–	to determine whether and to what extent Awards are granted hereunder;

–	to determine the number of shares to be covered by each Award granted hereunder;

–	to approve forms of agreement for use under the Sub-Plan;

–	to determine the terms and conditions, not inconsistent with the terms and conditions of the Sub-Plan, of any Awards granted hereunder. Such terms and conditions include, but are not limited to, the purchase price (if any), vesting schedules (which may be performance based), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares relating thereto, based in each case on such factors as the Subsidiary Administrator, in their sole discretion, shall determine;

–	to determine whether and to what extent shares subject to an Award shall be distributed at a specific time after vesting;

–	to construe and interpret the terms of the Sub-Plan and Awards granted pursuant to the Sub-Plan;

–	to prescribe, amend and rescind rules and regulations relating to the Sub-Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under applicable tax laws;

–	to modify or amend each Award (subject to Section 15.3 of the Sub-Plan);

–	to authorize the Trustee to execute on behalf of the Subsidiary any instrument required to effect the grant of an Award previously decided by the Subsidiary Administrator;

–	to determine the terms and restrictions applicable to Awards, including without limitation the sale of Shares acquired pursuant to an Award during certain periods or upon certain events which the Subsidiary Administrator shall determine in its sole discretion; and

–	to make all other determinations deemed necessary or advisable for administering the Sub-Plan.
4.3 Effect of Subsidiary Administrator’s Decision; Effect of Trustee’s Decision. The Subsidiary Administrator’s decisions, determinations and interpretations shall be final and binding on the Trustee, subject to the provisions of Section 15.3 of the Sub-Plan. The Trustee’s decisions, determinations and interpretations in accordance with the Subsidiary Administrator’s directions shall be final and binding on all Subsidiary Beneficiaries.
5. LIMITATION
5.1 Neither the Sub-Plan nor any Award shall confer upon a Subsidiary Beneficiary any right with respect to continuing the Subsidiary Beneficiary’s employment with the Subsidiary, the Company or any Affiliated Company, nor shall they interfere in any way with the Subsidiary or the Subsidiary Beneficiary’s right, as the case may be, to terminate such employment at any time, with or without cause.
6. TERM OF SUB-PLAN
6.1 The amended Sub-Plan is effective and Awards may be granted as of the date of the Sub-Plan’s approval by the Company’s shareholders on June 10, 2004. It shall continue in effect so long as the Parent Plan remains in effect, unless terminated earlier.
7. RESTRICTED STOCK.
7.1 Grant of Restricted Stock. Subject to the terms and conditions of the Sub-Plan, Restricted Stock may be granted by the Trustee to Subsidiary Beneficiaries at any time as shall be determined by the Subsidiary Administrator, in its sole discretion and as thereafter communicated to the Trustee. The Subsidiary Administrator shall have complete discretion to determine and instruct the Trustee as to (i) the number of shares subject to a Restricted Stock award granted to any Subsidiary Beneficiary, and (ii) the conditions that must be satisfied, which typically will include the signature by the Beneficiary of his/her Restricted Stock Award Agreement within 90 days from receipt by the Beneficiary of notification from the Subsidiary Human Resources manager of the Restricted Stock Awards Agreement and principally or solely on continued provision of services, but may include a performance-based component, upon which is conditioned the grant or vesting of Restricted Stock. Restricted Stock shall be granted by the Trustee in the form of units to acquire shares from the Trust. Each such unit shall be the equivalent of one share for purposes of determining the number of shares subject to an Award. Until the shares vest and are distributed from the Trust, the Trust shall hold the shares subject to an Award.

7.2 Other Terms. The Subsidiary Administrator, subject to the provisions of the Sub-Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted by the Trustee pursuant to the Sub-Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Subsidiary Administrator and communicated to the Trustee at the time the Restricted Stock is awarded. The Subsidiary Administrator and hence the Trustee may require the recipient to sign a Restricted Stock Award agreement as a condition of the Award. Any certificates representing the shares of stock awarded shall bear such legends as shall be determined by the Subsidiary Administrator and communicated to the Trustee.
7.3 Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Subsidiary Administrator, in its sole discretion, shall determine and communicate to the Trustee; provided; however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than ten (10) years following the date of grant.
8. PERFORMANCE SHARES.
8.1 Grant of Performance Shares. Subject to the terms and conditions of the Sub-Plan, Performance Shares may be granted by the Trustee to Subsidiary Beneficiaries at any time as shall be determined by the Subsidiary Administrator, in its sole discretion and as thereafter communicated to the Trustee. The Subsidiary Administrator shall have complete discretion to determine and instruct the Trustee as to (i) the number of shares subject to a Performance Share award granted to any Subsidiary Beneficiary, and (ii) the conditions that must be satisfied, which typically will include the signature by the Beneficiary of his/her Restricted Stock Award Agreement within 90 days from receipt by the Beneficiary of notification from the Subsidiary Human Resources manager of the Performance Shares Awards Agreement and principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted by the Trustee in the form of units to acquire shares from the Trust. Each such unit shall be the equivalent of one share for purposes of determining the number of shares subject to an Award. Until the shares vest and are distributed from the Trust, the Trust shall hold the shares subject to an Award.
8.2 Other Terms. The Subsidiary Administrator, subject to the provisions of the Sub-Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted by the Trustee pursuant to the Sub-Plan. Performance Shares grants shall be subject to the terms, conditions, and restrictions determined by the Subsidiary Administrator and communicated to the Trustee at the time the Performance Shares are awarded which may include such performance-based milestones as are determined appropriate by the Subsidiary Administrator. The Subsidiary Administrator and hence the Trustee may require the recipient to sign a Performance Shares Award agreement as a condition of the Award. Any certificates representing the shares of stock awarded shall bear such legends as shall be determined by the Subsidiary Administrator and communicated to the Trustee.

8.3 Performance Share Award Agreement. Each Performance Share Award shall be evidenced by an agreement that shall specify such other terms and conditions as the Subsidiary Administrator, in its sole discretion, shall determine and communicate to the Trustee.
9. NON-TRANSFERABILITY OF AWARDS
     An Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Subsidiary Beneficiary, only by the Subsidiary Beneficiary.
10. LEAVES OF ABSENCE.
     Unless the Subsidiary Administrator and Trustee provides otherwise or as otherwise required by Applicable U.S. Laws or other applicable laws, vesting of Awards granted hereunder shall cease commencing on the ninety-first day of any unpaid leave of absence and shall only recommence upon return to active service.
11. VOTING RIGHTS.
     The Trustee shall abstain from voting shares held in the Trust.
12. DIVIDENDS AND TAX CREDITS.
     Any dividends or tax credits applicable to Shares underlying Awards that are held in the Trust shall be distributed or forfeited at the same time as the underlying shares according to their vesting or distribution schedule.
13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE
13.1 Changes in share capital. In the event of a Company’s share capital change including but not limited to the carrying out by the Company of any of the following financial operations:
–	issuance of shares or securities giving access to the Company’s share capital when the shareholders preferential subscription right is maintained;,

–	capitalization of reserves, profits, issuance premiums or the distribution of free shares (other than pursuant to this Sub-Plan or similar awards),

–	distribution of reserves in cash or portfolio securities,

–	capital reduction, and

–	repurchase of its own Shares at a price higher than market value, as described by the Law, the Company and the Subsidiary Administrator shall effect an adjustment of the number and the price of the shares (if any) subject to Awards as to be appropriate and equitable or such other adjustment as may be determined to prevent diminution or enlargement of the Subsidiary Beneficiary’s rights hereunder. The Company shall issue to the Trust the number of Shares to carry out such adjustments within the limits defined by the Shareholder’s Authorizations.

     The number of Shares which have been authorized for issuance under the Sub-Plan as to which no Awards have yet been granted or which have been returned to the Sub-Plan upon cancellation or expiration of an Award shall be proportionately adjusted, as the case may be.
13.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Trustee shall notify each Subsidiary Beneficiary as soon as practicable prior to the effective date of such proposed transaction. The Subsidiary Administrator in its discretion may direct the Trustee that any Trust repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that the vesting of any Award shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously vested, an Award will terminate immediately prior to the consummation of such proposed action.
13.3 Change in Control – Restricted Stock and Performance Shares. In the event of a Change in Control of the Company, each outstanding Restricted Stock and Performance Share award shall be assumed or an equivalent Restricted Stock or Performance Share award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (or a trust thereof). In the event that the successor corporation refuses to assume or substitute for the Restricted Stock or Performance Share award, the Subsidiary Beneficiary shall fully vest in the Restricted Stock or Performance Share award including as to shares which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock or Performance Share award shall be considered assumed if, following the Change of Control, the award confers the right to purchase or receive, for each share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received was not solely ordinary shares of the successor corporation, or its Parent, the Subsidiary Administrator and Trustee may, with the consent of the successor corporation, provide for the consideration to be received, for each share and each unit to acquire a share subject to the Award, to be solely ordinary shares of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of shares in the Change in Control.
14. DATE OF GRANT
     The date of grant of an Award shall be, for all purposes, the date on which the Trustee makes the determination granting such Award. Notice of the determination shall be provided to each Subsidiary Beneficiary within a reasonable time after the date of such grant.
15. AMENDMENT AND TERMINATION OF THE PLAN
15.1 Amendment and Termination. The Subsidiary Administrator may at any time amend, alter, suspend or terminate the Sub-Plan.
15.2 Shareholder Approval. The Company shall obtain shareholder approval of any Sub-Plan amendment to the extent necessary and desirable to comply with applicable laws, rules or regulations, including the requirements of any exchange or quotation system on which the Shares or ADRs are listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable laws, rules or regulations.
15.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Sub-Plan shall impair the rights of any Subsidiary Beneficiary, unless mutually agreed otherwise between the Subsidiary Beneficiary and the Subsidiary Administrator, which agreement must be in writing and signed by the Subsidiary Beneficiary and the Subsidiary Administrator.
16. CONDITIONS UPON ISSUANCE OF SHARES
16.1 Legal Compliance. Shares shall not be distributed from the Trust pursuant to an Award unless the delivery of such shares shall comply with all relevant provisions of law including, without limitation, the Law, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable U.S. Laws and the requirements of any stock exchange or quotation system upon which the shares may then be listed or quoted.
16.2 Investment Representations. As a condition to the grant or vesting of an Award or the Awarded shares, the Subsidiary Beneficiary may be required to represent and warrant that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if the Trustee and Subsidiary Administrator decide that such a representation is required.
17. LIABILITY OF COMPANY AND SUBSIDIARY
     The inability of the Trust to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Subsidiary Administrator to be necessary to the lawful distribution of any Shares hereunder, shall relieve the Company and the Subsidiary of any liability in respect of the Trust’s failure to distribute such Shares as to which such requisite authority shall not have been obtained.
18. LAW AND JURISDICTION AND LANGUAGE
     This Sub-Plan shall be governed by and construed in accordance with the laws of the nation in which the Subsidiary directing the Trustee to grant an Award has its principal place of business. This Sub-Plan has been drafted and approved in the English language.